Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT REPORTS FIRST QUARTER 2011 NET INCOME OF $66 MILLION, $0.33 PER DILUTED SHARE

  Cease and Desist Orders lifted on CIT Bank
  Transferred Small Business Lending platform to CIT Bank
  Issued $2 billion of new corporate debt
  Funded loan and lease volume of $1.3 billion
  Increased book value to $44.85 per share

     NEW YORK – April 27, 2011 – CIT Group Inc. (NYSE: CIT), a leading provider of financing to small businesses and middle market companies, today reported net income for the quarter ended March 31, 2011 of $66 million, $0.33 per diluted share, down from $145 million, $0.72 per diluted share a year ago1 on reduced fresh start accounting (“FSA”) benefits.

     "We continue to make progress rebuilding CIT," said John A. Thain, Chairman and Chief Executive Officer. "We are advancing our bank strategy, optimizing our portfolio, managing expenses and reducing our cost of capital. We will continue to focus on prudently growing our core businesses and remain committed to creating long-term shareholder value."

Summary of First Quarter Financial Results

     First quarter results reflect lower funding and credit costs, gains on asset sales, reduced operating costs and an increase in income tax provision. Net income declined from first quarter 2010 primarily due to a $364 million decrease in net FSA accretion, reflecting fewer asset prepayments and the accelerated repayment of debt carried at a discount. Current quarter debt prepayment fees of $35 million were more than double those in the 2010 first quarter.

     Total assets of $51 billion were essentially unchanged from December 31, 2010 and $8 billion lower than the 2010 first quarter. Total loans decreased $1 billion from last quarter, reflecting asset sales and moderating net portfolio run-off and declined almost $9 billion from a year ago. Operating lease equipment balances have been fairly consistent over the last year at around $11 billion. Funded new business volume decreased modestly from the prior quarter and increased 47% from the 2010 first quarter to $1.3 billion, with increases primarily in the Corporate Finance and Transportation Finance segments.

1 Comparisons to the 2010 first quarter balances in this press release are to the previously restated amounts disclosed in our December 31, 2010 Form 10-K.

     Net finance revenue2 declined due to lower average earning assets and reduced FSA accretion. Average earning assets2 of $35 billion were down $2 billion from the prior quarter and $10 billion from the 2010 first quarter. Net operating lease revenue increased from the prior quarter, reflecting improvements in Transportation Finance, and was flat with the 2010 first quarter. As a percentage of average earning assets, net finance revenue was 2.24%, down from the prior quarter and the 2010 first quarter as reduced FSA accretion more than offset the benefit from the prepayment of high cost debt. Excluding FSA and the effect of prepayment penalties on high-cost debt in all periods, margin was 1.46%, up from 0.56% in the prior quarter and 0.71% in the 2010 first quarter. The improvements were primarily driven by lower funding costs, including benefits from amortizing secured borrowings, and the increase over the prior quarter also reflected an increased yield on the portfolio.

     The provision for credit losses was $123 million, a decrease of 32% from the prior quarter, reflecting reduced charge-offs, lower non-accrual balances and stable credit quality trends. The provision for credit losses declined 45% from the 2010 first quarter, during which loss reserves were reestablished.

     Other income (excluding operating lease rentals) increased 24% from the prior quarter and 85% from the 2010 first quarter as gains on asset sales nearly doubled from each period and we benefited from favorable foreign exchange and derivative marks. Recoveries of $32 million on receivables charged-off prior to the adoption of FSA were down from 2010 periods.

     Operating expenses were $216 million. Excluding restructuring charges of approximately $7 million, operating expenses declined 4% from the prior quarter and 16% from the 2010 first quarter to $210 million. Operating expenses excluding restructuring charges as a percentage of average earning assets were approximately 2.4%, flat with the prior quarter and up from the 2010 first quarter.

     Provision for income taxes was $66 million reflecting income tax expense on taxable income generated by international operations and no income tax benefit on our U.S. losses due to a full valuation allowance. The income tax provision is primarily driven by the mix of domestic and international earnings. The provision also includes reserves for uncertain tax positions and incremental valuation allowances on certain foreign losses.

Credit and Allowance for Loan Losses

     Non-accrual loans decreased 19% and 32%, respectively, from December 31 and March 31, 2010, to $1.3 billion, reflecting improvement in Corporate Finance, including asset sales. The decrease from the 2010 first quarter also included a reduction in Transportation Finance, while Trade Finance contributed to the decline from the prior quarter.

2 Net finance revenue and average earning assets are non-GAAP measures, see page 14 for reconciliation of non-GAAP to GAAP financial information.

     Net charge-offs were $141 million, compared to $179 million in the prior quarter and $78 million in the 2010 first quarter. The reduction from the prior quarter was driven primarily by Vendor Finance, reflecting credit quality improvements and the impact on the prior quarter of a refinement to delinquency-based charge-off practices. Corporate Finance charge-offs, which were concentrated in the energy portfolio, increased 17% from the prior quarter to $117 million largely reflecting the write-off of amounts for which specific reserves were established as of December 31, 2010. In total, the provision for credit losses was $123 million, down from $182 million last quarter and $226 million in the 2010 first quarter. Net charge-offs and the provision for credit losses do not reflect $32 million, $69 million and $44 million of recoveries of pre-FSA charge-offs recorded in other income for the 2011 first quarter and the fourth and first quarters of 2010, respectively.

     Management also evaluates credit performance using credit metrics that exclude the impact of FSA. On this basis, gross charge-offs were $210 million for the current quarter, down from $306 million in the prior quarter and $237 million in the 2010 first quarter. On the same basis, non-accrual loans of $1.6 billion decreased from $2.0 billion at December 31, 2010 and $3.1 billion at March 31, 2010.

     The allowance for loan losses decreased to $402 million from $416 million at December 31, 2010, reflecting the reduction in specific reserves discussed above. As a percentage of finance receivables, the allowance was 1.7%, unchanged from last quarter.

Capital and Funding

     Preliminary Tier 1 and Total Capital ratios at March 31, 2011 were 20.1% and 21.0%, respectively, up from 19.1% and 19.9% at December 31, 2010. Preliminary risk-weighted assets totaled $42.4 billion, down from $44.2 billion due to lower asset levels. Book value per share at March 31, 2011 was $44.85, up from $44.48 at December 31, 2010.

     Cash and short-term investment securities totaled $11.8 billion at March 31, 2011, comprised of $6.1 billion of short-term U.S. Treasuries and $5.7 billion of cash, up from $11.2 billion of cash at December 31, 2010. Cash and short-term investment securities consisted of $6.2 billion at the bank holding company, $1.2 billion at CIT Bank, $1.1 billion at operating subsidiaries and $3.3 billion in restricted balances at March 31, 2011.

     During the 2011 first quarter, we redeemed $1.0 billion of the 7% Series A Notes due in 2013 and the remaining $0.75 billion of 10.25% Series B Notes all at a redemption price of 102% of the aggregate principal amount redeemed. The acceleration of FSA amortization/(accretion) on the Series A Notes and Series B Notes was $25 million and $(14) million, respectively, and resulted in a net increase of $11 million to interest expense.

     In March, we issued $2 billion of new Series C Second-Priority Secured Notes, consisting of $1.3 billion of three year 5.25% fixed rate notes and $700 million of seven year 6.625% fixed rate notes.

The covenants in the new Series C Notes are less restrictive than those in the outstanding Series A Notes, and more consistent with covenants in investment grade-rated bonds. The proceeds of the transaction will be used, in conjunction with available cash, to redeem an additional $2.5 billion of 7% Series A Notes at a redemption price of 102% of the aggregate principal amount during the second quarter. This redemption will include approximately $1.1 billion principal amount of remaining 2013 Series A Notes and $1.4 billion principal amount of the 2014 Series A Notes. The acceleration of FSA amortization on the 2013 and 2014 maturities will add approximately $65 million and $50 million, respectively, to second quarter interest expense.

     CIT also renewed its $1 billion committed U.S. Vendor Finance conduit facility, with significantly reduced costs, increased advance rate and lengthened expiration and maturity term. The committed revolving period of the facility now expires in March 2013 and the facility has a final maturity in 2020.

Segment Highlights

Corporate Finance

     Corporate Finance pre-tax earnings were $136 million, improved from $55 million in the prior quarter and down from $143 million in the 2010 first quarter, reflecting lower interest income and provision for credit losses and higher other income. The reduction in interest income was in line with lower financing and leasing assets, which declined to $8.1 billion from $8.8 billion at December 31, 2010 and $12.6 billion at March 31, 2010, largely due to sales and prepayments, partially offset by new business activity. New committed loan volume was $817 million, and new funded volume was $471 million, both down from the prior quarter but up significantly from the 2010 first quarter. Essentially all of U.S. funded volume in the current quarter was originated by CIT Bank, up from 73% for the 2010 fourth quarter. Other income rose from the prior quarter and 2010 first quarter on gains from asset and equity investment sales, partially offset by lower recoveries on loans charged-off prior to the adoption of FSA. Non-accrual loans declined 19% to $1.0 billion from $1.2 billion at December 31, 2010 on sales, payments and charge-offs, and new inflows to non-accruals declined from the prior quarter as well. Net charge-offs were $117 million, up from $100 million in the prior quarter, whereas the provision for credit losses declined from the prior quarter, which included a large addition to small business lending reserves.

Transportation Finance

     Transportation Finance pre-tax earnings were $43 million, up from $10 million in the prior quarter and $15 million for the 2010 first quarter. Results reflect lower interest expense due to changes in segment allocations. (See Corporate and Other below.) The first quarter also benefited from improved equipment utilization and lease rates. All aircraft were leased at March 31, 2011, including commitments. Rail fleet utilization, including commitments, increased to above 95% from 94% at December 31, 2010. During the quarter, aircraft renewal rates improved modestly, while rentals in rail continued their sequential increase off cyclical lows. Net charge-offs were down from the 2010 fourth quarter and non-accrual loans were unchanged from December 31, 2010. Assets held for sale increased as we transferred 8 aircraft to held-for-sale during the quarter. We placed 7 new aircraft in the first quarter and have lease commitments for all aircraft to be delivered during the next 12 months. In addition, our rail business entered into a commitment to purchase 3,500 railcars to be delivered beginning in the 2011 second quarter through the 2012 second quarter.

Trade Finance

     Trade Finance reported a pre-tax loss of $3 million for the quarter, compared to pre-tax income of $5 million in the prior quarter, but improved from a loss of $28 million for the 2010 first quarter. The decline from the prior quarter reflected lower recoveries on accounts charged-off prior to the adoption of FSA, lower commissions from seasonally lower factoring volume and a slightly higher provision for credit losses. Factoring volume was $6.1 billion for the first quarter, down from $7.0 billion for the prior quarter and $6.4 billion for the 2010 first quarter, reflecting the runoff of our European factoring operation and normal seasonality compared to the prior quarter. Excluding the European operation, factored volume was up 2.7% from the first quarter of 2010. The client base further stabilized with continued positive trends in net new business generation. Net interest revenue benefited from lower non-accrual account balances which declined 40% from December 31, 2010, primarily due to pay-downs, while net charge-offs also declined.

Vendor Finance

     Vendor Finance pre-tax earnings were $14 million, down from $49 million in the prior quarter and $114 million for the 2010 first quarter, reflecting increased pre-FSA asset yields, offset by lower asset levels and reduced FSA accretion income. Total financing and leasing assets declined to $5.2 billion from $5.4 billion at December 31, 2010 and were down $2.7 billion from March 31, 2010, as sales and net portfolio collections outpaced new business volume. We funded $539 million of new business volume in the first quarter, which was down modestly from the prior quarter and up slightly from the 2010 first quarter. Excluding volume associated with the Australia and New Zealand platforms sold in 2010, volume rose 16% from the 2010 first quarter. Yields on newly originated assets declined slightly from last quarter but remained double-digit. Provision for credit losses increased $42 million from the prior quarter’s low level due to refined reserve estimates. Non-accrual loans were down 5% from December 31, 2010, while net charge-offs were down significantly.

Consumer Finance

     Consumer Finance pre-tax earnings were $3 million, up from earnings of $1 million in the prior quarter and down from $9 million for the 2010 first quarter. Student loan portfolio balances declined $410 million, reflecting the sale of approximately $250 million of government-guaranteed loans and portfolio run-off. We completed the outsourcing of servicing of the remaining government-guaranteed student loan portfolio as scheduled.

Corporate and Other

     Corporate and other includes certain costs that had been previously allocated to the segments, including prepayment penalty fees on high-cost debt payments and certain corporate liquidity costs. In addition, we continued to refine the risk-based economic capital allocated to each of the segments. These changes reduced the interest expense charged to Transportation Finance, but were not significant to the other segments.

CIT Bank

     On April 20, 2011, CIT announced that the Federal Deposit Insurance Corporation (FDIC) and the Utah Department of Financial Institutions (UDFI) terminated their Cease and Desist orders on CIT Bank that were jointly issued on July 16, 2009.

     CIT Bank loan origination activity continued to increase. Committed loan volume rose 15% from the prior quarter to $777 million, of which $409 million was funded. Total assets were $6.7 billion, down from $6.9 billion at December 31, 2010, as cash was used to pay down maturing deposits and the runoff of the consumer loans outpaced the increase in commercial loans. Total loans were $5.2 billion, down slightly from December 31, 2010, and total deposits declined modestly to $4.3 billion. The preliminary Total Capital ratio at the Bank was 56.4% and the Tier 1 Leverage ratio was 25.6%. In addition, during the 2011 first quarter we obtained the necessary regulatory approvals and transferred our small business lending operations into CIT Bank.

See attached tables for financial statements and supplemental financial information.

Conference Call and Web cast

Chairman and Chief Executive Officer John A. Thain and Chief Financial Officer Scott T. Parker will discuss these results on a conference call and audio Web cast today, April 27, 2011, at 8:00 a.m. (EDT). Interested parties may access the conference call live by dialing 866-831-6272 for U.S. and Canadian callers or 617-213-8859 for international callers and reference access code “CIT Group” or access the audio web cast at the following website: http://ir.cit.com. An audio replay of the call will be available until 11:59 p.m. (EDT) on May 8, 2011, by dialing 888-286-8010 for U.S. and Canadian callers or 617-801-6888 for international callers with the access code 79442173, or at the following website: http://ir.cit.com.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a bank holding company with more than $35 billion in finance and leasing assets. It provides financing and leasing capital to its more than one million small business and middle market clients and their customers across more than 30 industries. CIT maintains leadership positions in small business and middle market lending, factoring, retail finance, aerospace, equipment and rail leasing, and global vendor finance. www.cit.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that CIT is unsuccessful in refining and implementing its strategy and business plan, the risk that CIT's changes in its senior management team affects CIT's ability to react to and address key business and regulatory issues, the risk that CIT is delayed in transitioning certain business platforms to CIT Bank and may not succeed in developing a stable, long-term source of funding, and the risk that CIT continues to be subject to liquidity constraints and higher funding costs. We describe these and other risks that could affect our actual results in Item 1A, “Risk Factors”, of our latest Annual Report on Form 10-K filed with the Securities and Exchange Commission. Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non GAAP Measurements

Net finance revenue is a non-GAAP measurement used by management to gauge portfolio performance. ‘Pre FSA’ is non-GAAP and provides the user with additional data that is more comparable to historical and peer disclosures.

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CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
C. Curtis Ritter	Ken Brause
Vice President - Director of External and	Executive Vice President
Internal Communications & Media Relations
(973) 740-5390	(212) 771-9650
Curt.Ritter@cit.com	Ken.Brause@cit.com

CIT GROUP INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS (dollars in millions, except per share data)

		Quarters Ended

	March 31,	December 31,	March 31,
	2011	2010	2010(1)

Interest income
Interest and fees on loans	$635.5	$746.9	$1,097.4
Interest and dividends on investments	7.7	7.1	7.3

Total interest income	643.2	754.0	1,104.7

Interest expense
Interest on long-term borrowings	(674.5)	(679.1)	(810.6)
Interest on deposits	(24.4)	(24.6)	(20.8)

Total interest expense	(698.9)	(703.7)	(831.4)

Net interest revenue	(55.7)	50.3	273.3
Provision for credit losses	(123.4)	(182.4)	(226.1)

Net interest revenue, after credit provision	(179.1)	(132.1)	47.2

Other income
Rental income on operating leases	413.3	398.3	425.8
Other	278.2	223.8	150.4

Total other income	691.5	622.1	576.2

Other expenses
Depreciation on operating lease equipment	(160.5)	(166.6)	(172.7)
Operating expenses	(216.4)	(250.0)	(261.7)

Total other expenses	(376.9)	(416.6)	(434.4)

Income before provision for income taxes	135.5	73.4	189.0
(Provision) benefit for income taxes	(65.7)	2.0	(43.4)

Net income before attribution of noncontrolling interests	69.8	75.4	145.6
Net income attributable to noncontrolling interests, after tax	(4.2)	(0.6)	(1.0)

Net income	$65.6	$74.8	$144.6

Basic earnings per common share	$0.33	$0.37	$0.72
Diluted earnings per common share	$0.33	$0.37	$0.72
Average number of common shares - basic (thousands)	200,605	200,359	200,040
Average number of common shares - diluted (thousands)	200,933	200,905	200,076

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES UNAUDITED CONSOLIDATED BALANCE SHEETS (dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2011	2010	2010(1)

Assets
Total cash and deposits	$5,686.8	$11,204.0	$10,065.6
Investment securities	6,416.9	328.5	336.1
Trading assets at fair value - derivatives	13.9	25.7	93.5
Assets held for sale	1,174.4	1,218.5	1,368.8

Loans	23,736.7	24,500.5	32,459.6
Allowance for loan losses	(402.5)	(416.2)	(213.9)

Total loans, net of allowance for loan losses	23,334.2	24,084.3	32,245.7

Operating lease equipment, net	11,040.2	11,136.7	10,933.6
Goodwill	277.4	277.4	277.4
Intangible assets, net	99.1	119.2	209.1
Unsecured counterparty receivable	516.1	534.5	914.6
Other assets	2,116.2	2,029.4	2,102.9

Total assets	$50,675.2	$50,958.2	$58,547.3

Liabilities
Deposits	$4,294.6	$4,536.2	$4,806.6
Trading liabilities at fair value - derivatives	205.4	126.3	55.7
Credit balances of factoring clients	1,110.7	935.3	881.1
Other liabilities	2,383.9	2,466.9	2,406.4
Long-term borrowings
Secured borrowings	10,347.7	10,965.8	13,668.3
Secured credit facility and expansion facility	3,040.9	3,042.6	6,931.9
Series A notes	18,142.6	19,037.9	18,807.0
Series B notes	-	765.8	2,196.5
Series C notes	2,000.0	-	-
Other debt	155.4	167.7	232.8

Total long-term borrowings	33,686.6	33,979.8	41,836.5

Total liabilities	41,681.2	42,044.5	49,986.3

Equity
Stockholders' equity
Common stock	2.0	2.0	2.0
Paid-in capital	8,440.4	8,434.1	8,403.8
Accumulated earnings	563.9	498.3	126.2
Accumulated other comprehensive (loss) income	(4.1)	(9.6)	35.2
Treasury stock, at cost	(9.9)	(8.8)	(0.1)

Total common stockholders' equity	8,992.3	8,916.0	8,567.1
Noncontrolling interests	1.7	(2.3)	(6.1)

Total equity	8,994.0	8,913.7	8,561.0

Total liabilities and equity	$50,675.2	$50,958.2	$58,547.3

Book Value Per Common Share
Book value per common share	$44.85	$44.48	$42.83
Tangible book value per common share	$42.97	$42.50	$40.40

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES SELECT BALANCES (dollars in millions)

INCOME STATEMENT ITEMS		Quarters Ended

	March 31, 2011	December 31, 2010	March 31, 2010(1)

Other Income

Recoveries of pre-FSA charge-offs	$31.7	$69.3	$44.0
Gains on loan and portfolio sales	73.9	35.3	37.0
Gains on sales of leasing equipment	40.0	28.4	27.9
Fees, commissions and other revenue	44.1	28.0	42.6
Factoring commissions	33.8	36.6	36.2
Counterparty receivable accretion	31.8	17.7	35.8
Gain (loss) on non-qualifying hedge derivatives and foreign
currency exchange	22.9	8.5	(73.1)

Total other income	$278.2	$223.8	$150.4

Operating Expenses
Salaries and general operating expenses:
Compensation and benefits	$116.6	$114.2	$140.3
Professional fees	29.6	37.4	29.7
Technology	18.7	18.0	19.2
Occupancy expense	10.1	10.8	14.9
Provision for severance and facilities exiting activities	6.6	31.5	11.9
Other expenses	34.8	38.1	45.7

Total operating expenses	$216.4	$250.0	$261.7

Fresh Start Accounting:
Accretion / (Amortization)
Interest income	$249.7	$331.4	$499.7
Interest expense	(205.3)	(106.0)	(94.7)
Rental income on operating leases	(19.0)	(20.5)	(26.2)
Other income	31.8	17.7	35.8
Depreciation expense	61.3	66.5	68.5

Total	$118.5	$289.1	$483.1

BALANCE SHEET ITEMS

	Accretable	Non-accretable	Accretable	Non-accretable

Fresh Start Accounting:	March 31, 2011		December 31, 2010
(Discount) / Premium
Loans	$(1,303.0)	$(263.9)	$(1,555.4)	$(372.2)
Operating lease equipment, net	(2,954.1)	-	(3,022.0)	-
Goodwill and Intangible assets	99.1	277.4	119.2	277.4
Other assets	(191.6)	-	(223.4)	-

Total assets	$(4,349.6)	$13.5	$(4,681.6)	$(94.8)

Deposits	$30.5	$-	$38.5	$-
Long-term borrowings	(2,735.3)	-	(2,948.5)	-
Other liabilities	-	313.4	-	351.6

Total liabilities	$(2,704.8)	$313.4	$(2,910.0)	$351.6

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES (dollars in millions)

	March 31,		December 31,		March 31,
	2011		2010		2010(1)

FINANCING AND LEASING ASSETS
Corporate Finance
Loans	$7,896.1		$8,482.2		$12,145.3
Operating lease equipment, net	72.8		83.2		135.7
Assets held for sale	171.0		219.2		287.8

Financing and leasing assets	8,139.9		8,784.6		12,568.8

Transportation Finance
Loans	1,282.6		1,388.9		1,778.3
Operating lease equipment, net	10,545.9		10,618.8		10,177.5
Assets held for sale	261.3		2.8		11.6

Financing and leasing assets	12,089.8		12,010.5		11,967.4

Trade Finance
Loans	2,622.6		2,387.4		2,794.1

Vendor Finance
Loans	4,036.5		4,166.1		6,795.9
Operating lease equipment, net	421.5		434.7		620.4
Assets held for sale	738.6		749.8		479.8

Financing and leasing assets	5,196.6		5,350.6		7,896.1

Consumer
Loans - student lending	7,869.0		8,035.5		8,864.8
Loans - other	29.9		40.4		81.2
Assets held for sale	3.5		246.7		589.6

Financing and leasing assets	7,902.4		8,322.6		9,535.6

Total financing and leasing assets	$35,951.3		$36,855.7		$44,762.0

INVESTMENT SECURITIES
U.S. Treasuries	$6,125.5		$-		$-
Other debt and equity investments	291.4		328.5		336.1

Total investment securities	$6,416.9		$328.5		$336.1

OTHER ASSETS
Deposits on commercial aerospace equipment	$558.4		$609.7		$647.7
Other counterparty receivables	472.8		310.7		61.0
Deferred debt costs	148.0		126.4		21.7
Tax receivables, other than income taxes	121.0		125.1		197.3
Servicer and maintenance fee receivables	116.6		115.3		104.2
Executive retirement plan and deferred compensation	116.2		110.2		103.1
Accrued interest and dividends	114.0		97.7		206.4
Prepaid expenses	78.7		87.5		78.0
Furniture and fixtures	78.2		79.3		93.8
Other	312.3		367.5		589.7

Total other assets	$2,116.2		$2,029.4		$2,102.9

AVERAGE BALANCES AND RATES
	Quarter Ended		Quarter Ended		Quarter Ended
	March 31, 2011		December 31, 2010		March 31, 2010(1)

Assets	Average Balance	Rate	Average Balance	Rate	Average Balance	Rate
Deposits with banks	$9,245.2	0.3%	$10,930.6	0.2%	$9,531.1	0.2%
Investments	1,841.1	0.3%	340.6	1.9%	347.7	3.9%
Loans (including held for sale assets)	25,032.1	10.6%	27,065.0	11.4%	34,955.0	12.9%

Total interest earning assets	36,118.4	7.3%	38,336.2	8.1%	44,833.8	10.1%
Operating lease equipment, net	11,139.5	9.1%	11,017.3	8.4%	10,945.2	9.2%
Other	2,885.1		2,951.1		3,890.3

Total average assets	$50,143.0		$52,304.6		$59,669.3

Liabilities
Deposits	$4,461.9	2.2%	$4,644.4	2.1%	$5,005.8	1.7%
Long-term borrowings	33,125.1	8.1%	35,194.3	7.7%	42,929.3	7.6%

Total interest-bearing liabilities	37,587.0	7.4%	39,838.7	7.1%	47,935.1	6.9%
Credit balances of factoring clients	965.0		954.9		866.8
Other	11,591.0		11,511.0		10,867.4

Total average liabilities and equity	$50,143.0		$52,304.6		$59,669.3

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES (dollars in millions)

CREDIT METRICS - AFTER FRESH START ACCOUNTING

	Quarter Ended		Quarter Ended		Quarter Ended
Gross Charge-offs To Average Finance Receivables	March 31, 2011		December 31, 2010		March 31, 2010(1)

Corporate Finance	$125.0	6.09%	$109.8	4.73%	$62.2	1.98%
Transportation Finance	0.7	0.22%	4.8	1.28%	-	-
Trade Finance	6.2	1.05%	6.8	1.07%	2.7	0.38%
Vendor Finance	26.3	2.56%	79.8	6.60%	10.3	0.53%

Commercial Segments	158.2	3.95%	201.2	4.43%	75.2	1.20%
Consumer	1.2	0.06%	4.2	0.21%	4.5	0.19%

Total	$159.4	2.66%	$205.4	3.12%	$79.7	0.92%

Net Charge-offs To Average Finance Receivables(A)
Corporate Finance	$117.0	5.70%	$100.1	4.31%	$60.8	1.93%
Transportation Finance	0.7	0.20%	4.8	1.28%	-	-
Trade Finance	4.3	0.74%	6.2	0.98%	2.7	0.38%
Vendor Finance	17.7	1.73%	64.4	5.32%	9.5	0.49%

Commercial Segments	139.7	3.49%	175.5	3.86%	73.0	1.17%
Consumer	0.9	0.05%	4.0	0.20%	4.5	0.19%

Total	$140.6	2.34%	$179.5	2.73%	$77.5	0.90%

Non-accruing Loans To Finance Receivables(B)	March 31, 2011		December 31, 2010		March 31, 2010(1)

Corporate Finance	$1,004.1	12.72%	$1,239.8	14.62%	$1,468.1	12.08%
Transportation Finance	62.1	4.84%	63.2	4.55%	172.8	9.72%
Trade Finance	98.0	3.74%	164.4	6.89%	90.5	3.24%
Vendor Finance	140.9	3.49%	147.9	3.55%	179.4	2.64%

Commercial Segments	1,305.1	8.24%	1,615.3	9.84%	1,910.8	8.13%
Consumer	0.9	0.01%	0.7	0.01%	0.7	0.01%

Total	$1,306.0	5.50%	$1,616.0	6.60%	$1,911.5	5.89%

(A) Net charge-offs do not include recoveries of $31.7 million, $69.3 million, and $44.0 million recorded in Other Income for the quarters ended March 31, 2011 and December 31, and March 31, 2010.
(B) Non-accrual loans include loans held for sale. Non-accrual loans at March 31, 2010 do not include balances associated with an entity, which is now consolidated.

CREDIT METRICS - BEFORE FRESH START ACCOUNTING (NON-GAAP)

	Quarter Ended		Quarter Ended		Quarter Ended
Gross Charge-offs To Average Finance Receivables	March 31, 2011		December 31, 2010		March 31, 2010(1)

Corporate Finance	$167.7	7.31%	$182.9	6.95%	$135.9	3.60%
Transportation Finance	0.7	0.20%	5.0	1.21%	-	-
Trade Finance	6.2	1.05%	6.8	1.07%	4.7	0.66%
Vendor Finance	32.4	3.04%	101.5	8.03%	67.9	3.23%

Commercial Segments	207.0	4.79%	296.2	5.99%	208.5	2.94%
Consumer	3.3	0.16%	9.5	0.44%	28.6	1.08%

Total	$210.3	3.27%	$305.7	4.30%	$237.1	2.43%

Non-accruing Loans To Finance Receivables	March 31, 2011		December 31, 2010		March 31, 2010(1)

Corporate Finance	$1,282.3	14.72%	$1,604.0	16.76%	$2,280.2	15.38%
Transportation Finance	70.2	5.00%	71.3	4.64%	185.3	9.18%
Trade Finance	98.0	3.74%	164.4	6.89%	90.5	3.23%
Vendor Finance	185.8	4.44%	174.9	4.02%	324.6	4.43%

Commercial Segments	1,636.3	9.67%	2,014.6	11.29%	2,880.6	10.68%
Consumer	0.9	0.01%	1.0	0.01%	200.6	1.99%

Total	$1,637.2	6.47%	$2,015.6	7.63%	$3,081.2	8.31%

Credit metrics before fresh start accounting are non-GAAP measurements and are used by management for credit trend analysis.

PROVISION AND ALLOWANCE COMPONENTS

	Provision for Credit Losses			Allowance for Loan Losses

	Quarters Ended
	March 31,	December 31,	March 31,	March 31,	December 31,
	2011	2010	2010(1)	2011	2010

Specific reserves - impaired loans	$(28.4)	$47.1	$28.4	$92.9	$121.3
Non-specific reserves	11.2	(44.2)	120.2	309.6	294.9
Charge-offs	140.6	179.5	77.5	-	-

Totals	$123.4	$182.4	$226.1	$402.5	$416.2

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES (dollars in millions)

SEGMENT RESULTS
	Corporate Finance	Transportation Finance	Trade Finance	Vendor Finance	Commercial Segments		Corporate and Other
						Consumer		Consolidated

Quarter Ended March 31, 2011
Total interest income	$298.7	$42.5	$17.1	$208.3	$566.6	$70.8	$5.8	$643.2
Total interest expense	(196.8)	(210.5)	(25.7)	(133.0)	(566.0)	(53.0)	(79.9)	(698.9)
Provision for credit losses	(74.5)	(1.8)	(3.3)	(42.9)	(122.5)	(0.9)	-	(123.4)
Rental income on operating leases	6.5	324.7	-	82.1	413.3	-	-	413.3
Other income, excluding rental
income	163.8	24.3	37.1	31.6	256.8	3.1	18.3	278.2
Depreciation on operating lease
equipment	(2.9)	(96.7)	-	(60.9)	(160.5)	-	-	(160.5)
Other expenses	(58.8)	(39.8)	(27.8)	(71.7)	(198.1)	(17.4)	(0.9)	(216.4)

Income (loss) before provision
(benefit) for income taxes	$136.0	$42.7	$(2.6)	$13.5	$189.6	$2.6	$(56.7)	$135.5

Funded new business volume	$470.7	$317.9	$-	$538.8	$1,327.4	$-	$-	$1,327.4
Average Earning Assets	$8,440.3	$12,053.7	$1,378.6	$5,271.7	$27,144.3	$8,049.8	$-	$35,194.1
Average Finance Receivables	$8,205.5	$1,352.2	$2,356.0	$4,101.5	$16,015.2	$7,984.8	$-	$24,000.0

Quarter Ended December 31, 2010
Total interest income	$360.8	$53.4	$21.7	$234.5	$670.4	$77.9	$5.7	$754.0
Total interest expense	(225.6)	(240.6)	(34.0)	(147.0)	(647.2)	(50.7)	(5.8)	(703.7)
Provision for credit losses	(169.0)	(7.4)	(1.0)	(1.0)	(178.4)	(4.0)	-	(182.4)
Rental income on operating leases	6.4	310.5	-	81.4	398.3	-	-	398.3
Other income, excluding rental
income	139.9	13.6	45.1	24.0	222.6	(5.8)	7.0	223.8
Depreciation on operating lease
equipment	(3.7)	(89.2)	-	(73.7)	(166.6)	-	-	(166.6)
Other expenses	(53.6)	(30.4)	(26.8)	(68.9)	(179.7)	(16.1)	(54.2)	(250.0)

Income (loss) before provision
(benefit) for income taxes	$55.2	$9.9	$5.0	$49.3	$119.4	$1.3	$(47.3)	$73.4

Funded new business volume	$496.7	$425.4	$-	$584.4	$1,506.5	$-	$-	$1,506.5
Average Earning Assets	$9,653.4	$11,930.1	$1,553.8	$5,464.0	$28,601.3	$8,450.2	$-	$37,051.5
Average Finance Receivables	$9,285.8	$1,508.8	$2,540.4	$4,834.1	$18,169.1	$8,146.5	$-	$26,315.6

Quarter Ended March 31, 2010(1)
Total interest income	$548.0	$63.7	$30.5	$362.0	$1,004.2	$95.9	$4.6	$1,104.7
Total interest expense	(298.8)	(258.3)	(41.6)	(167.9)	(766.6)	(66.8)	2.0	(831.4)
Provision for credit losses	(133.9)	(1.3)	(33.9)	(52.5)	(221.6)	(4.5)	-	(226.1)
Rental income on operating leases	8.8	306.8	-	110.8	426.4	-	(0.6)	425.8
Other income, excluding rental
income	102.6	22.2	49.2	38.8	212.8	5.8	(68.2)	150.4
Depreciation on operating lease
equipment	(3.6)	(78.6)	-	(90.7)	(172.9)	-	0.2	(172.7)
Other expenses	(79.9)	(39.6)	(32.0)	(86.9)	(238.4)	(21.5)	(1.8)	(261.7)

Income (loss) before provision
(benefit) for income taxes	$143.2	$14.9	$(27.8)	$113.6	$243.9	$8.9	$(63.8)	$189.0

Funded new business volume	$145.4	$225.7	$-	$532.3	$903.4	$-	$-	$903.4
Average Earning Assets	$13,041.6	$12,004.0	$1,855.5	$8,545.4	$35,446.5	$9,630.9	$-	$45,077.4
Average Finance Receivables	$12,590.4	$1,841.4	$2,810.9	$7,779.1	$25,021.8	$9,460.2	$-	$34,482.0

(1) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.

CIT GROUP INC. AND SUBSIDIARIES
(dollars in millions)

NON-GAAP DISCLOSURES

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information. These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	Quarters Ended

	March 31,		December 31,		March 31,
	2011		2010		2010(3)

Total net revenues(1)
Interest income	$643.2		$754.0		$1,104.7
Rental income on operating leases	413.3		398.3		425.8

Finance revenue	1,056.5		1,152.3		1,530.5
Interest expense	(698.9)		(703.7)		(831.4)
Depreciation on operating lease equipment	(160.5)		(166.6)		(172.7)

Net finance revenue	197.1		282.0		526.4
Other income	278.2		223.8		150.4

Total net revenues	$475.3		$505.8		$676.8

Net Finance Revenue as a % of Average Earning Assets
			Quarters Ended

	March 31, 2011		December 31, 2010		March 31, 2010(3)

GAAP - net finance revenue	$197.1	2.24%	$282.0	3.04%	$526.4	4.67%
FSA	(86.7)	(1.13)%	(271.4)	(2.94)%	(447.3)	(4.07)%
Secured debt prepayment penalty fee	35.0	0.35%	48.9	0.46%	15.0	0.11%

Non-GAAP - adjusted net finance revenue	$145.4	1.46%	$59.5	0.56%	$94.1	0.71%

	March 31,		December 31,		March 31,
Earning assets(2)	2011		2010		2010(3)

Loans	$23,736.7		$24,500.5		$32,459.6
Operating lease equipment, net	11,040.2		11,136.7		10,933.6
Assets held for sale	1,174.4		1,218.5		1,368.8
Credit balances of factoring clients	(1,110.7)		(935.3)		(881.1)

Total earning assets	$34,840.6		$35,920.4		$43,880.9

(1) Total net revenues are combination of net finance revenues after depreciation on operating leases and other income.

(2) Earning assets reflect point in time balances. Average Earning Assets are computed for the respective period and utilized in certain revenue and expense ratios.

(3) Reflects previously restated balances as disclosed in the Company's December 31, 2010 Form 10-K.